Exhibit 10.37

Execution Copy

Amendment No. 1 to Executive Employment Agreement

WHEREAS, John R. DePaul (“Executive”) entered into that certain Executive Employment Agreement with Von Hoffmann Corporation, a Delaware corporation (the “Company”), dated as of September 5, 2003 (the “Original Agreement” and as amended hereby, the “Agreement”); and

WHEREAS, the Company and Executive desire to amend the Agreement to extend the term, and in consideration make certain other modifications to reflect changes in Executive’s role with and compensation by the Company; and

WHEREAS, the Company is an indirect wholly owned subsidiary of Visant Corporation, a Delaware corporation (formerly, Jostens IH Corp., “Visant”).

NOW, THEREFORE, in consideration of the mutual undertakings contained herein and in the Original Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             Capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Agreement.

2.             The modifications in this Amendment No. 1 shall be effective as of March 1, 2005, subject to the execution of this Amendment No. 1 by both parties.

3.             Section 2.2(a) is hereby deleted in its entirety and replaced with the following:

“Commencing as of March 1, 2005 and continuing through the Employment Period, Executive shall serve as an Executive Vice President of the Company. Executive will be primarily responsible for all sales activity for the Company, including its Lehigh Lithographers division, but excluding the Lehigh Direct division. Executive shall report to the Chief Executive Officer of Visant or to such other person as he shall designate from time to time. Executive shall perform such other duties as may be requested from time to time by the Chief Executive Officer of Visant (or such other person as Executive shall report to from time to time).”

All references in the Agreement to “the Chief Executive Officer of the Company” shall be to the “Chief Executive Officer of Visant” or to such other person as the Chief Executive Officer of Visant shall designate from time to time.

Section 2.2(c) is amended to acknowledge that the Executive’s duties will require substantial travel. Such Section is amended to apply during the Employment Period as extended by this Amendment No. 1.

4.             Effective as of March 1, 2005: Section 2.3(a) is amended to reflect that Executive’s base salary shall be $330,000 per annum. Section 2.3(b) is deleted in its entirety and the reference “[Intentionally Deleted.]” is added in lieu thereof.

All references in the Original Agreement to the “Bonus” are hereby deleted. Section 2.3(c) is deleted in its entirety and replaced with the following:

“Commencing with the 2005 fiscal year, Executive shall be eligible to participate in the Company’s annual management bonus plan at a target level of 50% of Executive’s Base Salary (with maximum opportunity equal to 75% (increasing in linear progression for performance above 100% up to 150%) of Executive’s Base Salary based on the achievement of certain stretch targets established by the Board of Directors of Visant) (the “Performance Bonus”). The Performance Bonus shall be paid only if certain financial and performance targets, to be established by the Chief Executive Officer of Visant and the Board of Directors of Visant from time to time, are met. The Performance Bonus shall be payable following the availability of audited financial statements for the consolidated Visant group of companies. Executive’s participation will be subject to and in accordance with the terms of the Company’s annual management bonus plan, including the requirement for the Company to meet its consolidated EBITDA goal and any requirement that Executive remain employed to receive any amount payable under the bonus plan.”

5.             Section 2.3(d)(ii)(B) is deleted in its entirety. Executive acknowledges that he has been provided the opportunity to invest in Visant Holding Corp. and received certain options to purchase the Class A Common Stock of Visant Holding Corp. The terms of such investment and the stock options are governed by such documents as separately entered into by Executive and Visant Holding Corp.

6.             Section 2.4(a) is deleted in its entirety and replaced with the following:

“The Employment Period shall end on 11:59 p.m. on December 31, 2008, subject to earlier termination (i) by reason of Executive’s death, (ii) by action of the Company or Holdings, with or without Cause, or (iii) upon Executive’s voluntary resignation or for any other reason not set forth above.”

7.             The exception clause in Section 2.4(d) is deleted and replaced with the following: “except that Executive shall be entitled as severance consideration in exchange for the execution of a severance agreement and release of claims as provided below, to (i) an amount in cash equivalent to $330,000 (gross) as salary continuation, which shall be payable as the Company shall determine in up to twelve (12) equal monthly payments of $27,500 (gross) each, less applicable withholding, and (ii) the Executive (and those of his dependents enrolled at the time of his separation) will have the right to continue health and dental care coverage subject to and in accordance with the terms and conditions of COBRA (as may be amended from time to time), and during the period that Executive is receiving salary continuation under (i) the Company will pay the premiums for such coverage over and above the then active employee contribution amount for such coverage, provided that in any event the Company’s payment for such health and dental benefits will cease on the date Executive otherwise becomes eligible to obtain substantially comparable health benefits elsewhere (the “Benefits Period”). Such continued coverage will be subject to the terms and conditions of such benefit plans as apply to active employees generally, including the Company’s right to amend and terminate such plans. Following the Benefits Period Executive and his dependents, to the extent they are enrolled in the plans at the conclusion of the Benefits Period, will have the right to continued coverage pursuant to and in accordance with COBRA for the remainder of the applicable COBRA period (the COBRA period will begin upon the qualifying event of Executive’s loss of employment with the Company), subject to, among other things, the payment of premiums by Executive or the covered dependents.” In addition, the last sentence of Section 2.4(d) is revised to read as follows:  “Any payments to be made to Executive pursuant to this Section 2.4(d) shall be made in monthly installments on the payment dates on which Executive’s Base Salary would have otherwise been paid if the Employment Period had continued, and as of the date of the final such payment none of the Company, Holding, or any other member of the Company Group shall have any further obligation to Executive pursuant to this Section 2.4 or otherwise.”

8.             Except as amended above, Section 2.4(d) remains as written in the Original Agreement.

9.             The following is added as a new Section 2.4(h): “The severance and other consideration given pursuant to Section 2.4(d), shall be given in consideration for the execution and delivery by the Executive of a severance agreement and release in form and substance reasonably satisfactory to the Company and pursuant to which the Executive releases the Company, the Company Group and each affiliate and agent of the Company Group, and each stockholder, officer, director and employee thereof, from any and all claims the Executive may have against any of them by reason of his employment or termination of such employment.”

10.           References to “Company Group” shall mean, collectively, Visant Corporation, Holdings, the Company and the respective Subsidiaries, successors and assigns, excluding for all purposes, the Lehigh Direct operations. Section 2.7(a) is amended by adding the following in the second sentence thereof directly before “as such businesses exist”: “with respect to which Executive has been primarily involved”.

11.           Section 3.3 of the Original Agreement is hereby amended to provide that notices to the Company or Holding shall be sent to:

Visant Corporation

One Byram Brook Place,  Suite 202

Armonk, New York 10504

Attention: General Counsel

Facsimile: 914-595-8237

Notices to the Executive shall be sent to:

John R. DePaul

12.           Each party hereby acknowledges and agrees that except as expressly amended hereby the terms and conditions of the Original Agreement are ratified and confirmed and remain in full force and effect. The Agreement supersedes all prior discussions or writings on the express subject matter hereof (the employment of Executive).

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Executive Employment Agreement as of this 1st day of April, 2005.

VON HOFFMANN CORPORATION

By:	/s/ Marc L. Reisch

/s/ John R. DePaul
John R. DePaul

ACKNOWLEDGED:

VON HOFFMANN HOLDINGS INC.

By:	/s/ Marie D. Hlavaty